UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

XRS Corporation

(Exact name of registrant as specified in charter)

Minnesota	0-27166	41-1641815
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

965 Prairie Center Drive Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 707-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

A special meeting of shareholders of our company, XRS Corporation, was held on October 30, 2014. As of the record date, September 24, 2014, XRS had issued and outstanding 11,276,680 shares of common stock and 2,442,654 shares of Series B Preferred Stock, 1,269,036 shares of Series C Preferred Stock, 1,566,580 shares of Series D Preferred Stock, 1,321,327 shares of Series F Preferred Stock and 10,066,663 shares of Series G Preferred Stock, each entitled to one vote per share. There were 27,942,940 shares of XRS common stock and Preferred Stock (on an as-converted to common stock basis) entitled to vote at the meeting and a total of 23,907,260 shares (85.6%) were present in person or by proxy at the meeting.

Each of the following proposals received the necessary votes to be approved by our shareholders based on the following vote totals:

1.	To approve the Agreement and Plan of Merger, dated as of August 29, 2014, by and among our company, Amundsen Holdings, LLC and Amundsen Merger Sub Corp., a wholly owned direct subsidiary of Amundsen Holdings, LLC, as it may be amended from time to time (the “Merger Agreement”).

FOR	AGAINST	ABSTAIN
23,835,349	52,779	19,132

2.	To adjourn the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to approve the Merger Agreement, if there are insufficient votes to establish quorum or to approve the Merger Agreement at the time of the special meeting.

FOR	AGAINST	ABSTAIN
23,712,347	172,781	22,132

3.	To approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger contemplated by the Merger Agreement.

FOR	AGAINST	ABSTAIN
23,420,920	315,051	171,289

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 30, 2014	XRS CORPORATION

	By:	/s/ John J. Coughlan
John J. Coughlan
Chief Executive Officer